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                                                                   EXHIBIT 23.1


(KPMG Letterhead)



The Board of Directors and Stockholders
ProSource, Inc.:


    The audits referred to in our report dated February 1, 1996, except for Note 14, as to which the date is October 10, 1996, included the related financial statement schedules as of December 30, 1995, and for each of the years in the three-year period ended December 30, 1995, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


    We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                     KPMG Peat Marwick LLP


Miami, Florida
October 18, 1996